`

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 PRIMEDIA INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share ("Common Stock"), of the Registrant

(2) Aggregate number of securities to which transaction applies: 130,283,909

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total Fee Paid: N/A

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(3) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: February 26, 1998

                                 PRIMEDIA INC.
                                745 FIFTH AVENUE
                               NEW YORK, NY 10151

                                                               February 26, 1998

FELLOW SHAREHOLDERS:

    PRIMEDIA Inc. has completed the last major steps in a focusing program announced last year to concentrate on our fastest growth opportunities, strengthen our balance sheet and enhance future earnings.

    PRIMEDIA today is a targeted media company (specialty magazines, education and information) with significantly enhanced growth opportunities in all of our businesses. Our authoritative brands include SEVENTEEN, HORTICULTURE, WEEKLY READER, CHANNEL ONE, WARD'S AUTOMOTIVE AND REGISTERED REPRESENTATIVE. PRIMEDIA is an extraordinary targeted media company with financial flexibility to accelerate our sales and earnings growth. We are developing new products, including electronic products; expanding internationally; taking advantage of new technology; licensing our brands; forming joint ventures; and acquiring niche products.

PROGRAMS COMPLETED

    The completed focusing program includes:

- The divestiture of non-core units, enabling PRIMEDIA to focus on its fastest growing businesses. In 1997, we divested 6 units for total proceeds of $172 million (only one unit remains and we believe that it will be divested in early 1998). PRIMEDIA's on-going businesses (continuing businesses) reported 1997 sales of $1.24 billion, up 16.2% from 1996, and earnings before income, taxes, depreciation and amortization of $286.4 million, up 15.6% from 1996.

- Three financing actions enabling PRIMEDIA to accelerate its growth by strengthening the Company's balance sheet, reduce financing costs and the cost of capital. These actions are:

    - The sale by PRIMEDIA of 16,666,667 new shares of PRIMEDIA common stock for $200 million to an investment fund managed by Kohlberg Kravis & Roberts & Co. The price per share was based on the prior seven-day average price of $12.77 less a discount, for net proceeds to the Company of $12.00 per share. The discount reflects the fact that PRIMEDIA did not have to take on any of the risks and certain costs associated with making a stock offering to the public. Investment funds managed by KKR together are the largest PRIMEDIA shareholder. PRIMEDIA's stock closed at $13 13/16 on February 20, 1998. As described in the attached Statement in Connection with Solicitation of Stockholder Consents, you are being asked to consent to this transaction.

    - The issuance of a new $250 million 12-year 8 5/8% exchangeable preferred stock. A majority of the proceeds of the new issue is being used to call the more costly 11 5/8% Series B Preferred issue and the balance is being used to pay down bank debt.

    - The issuance of $250 million of 10-year Senior Notes at a rate of 7 5/8%. The proceeds, being used to pay down bank borrowings, capitalize on today's attractive interest rate environment. Including these new actions, since the beginning of 1997, we have eliminated three of our most costly financial obligations and reduced our average fixed rate financing cost by over 1 1/4% while deleveraging the Company.

PRIMEDIA ENDS BUILD-UP PHASE

    With the completion of the focusing program, PRIMEDIA ends the build-up phase we began nine years ago when the Company was founded. Then, we needed to make large acquisitions financed with costly financing instruments. We are now the largest specialty media company in America, we have significant growth prospects in all of our businesses and our balance sheet is stronger and more flexible than ever. 1998 will be an excellent year for PRIMEDIA as our three segments, specialty magazines, education and information show solid organic growth and we make niche product acquisitions that fit within these segments. We have already announced our plan to purchase Cowles Enthusiast Media and Cowles Business Media which will enhance our position as the largest special interest consumer magazine publisher in the U.S. and one of the strongest technical and trade magazine publishers.

Sincerely,

           [LOGO]

William F. Reilly

                                 PRIMEDIA INC.
                                745 FIFTH AVENUE
                               NEW YORK, NY 10151

                  STATEMENT IN CONNECTION WITH SOLICITATION OF
                              STOCKHOLDER CONSENTS

DESCRIPTION OF ACTION TO BE TAKEN

    This statement in connection with solicitation of stockholder consents is being furnished to the stockholders of PRIMEDIA Inc. (the "Company") to solicit consents to the issuance of 16,666,667 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to KKR 1996 Fund L.P. ("KKR 1996") for a net purchase price of $12 per share in cash to the Company or an aggregate purchase price of $200,000,004 (the "Purchase Price"). After consummation of KKR 1996's purchase of such shares of Common Stock (the "Transaction"), KKR 1996 will own approximately 84.6% of the issued and outstanding Common Stock. The proceeds will be used to enhance the Company's capital structure and fund growth opportunities. The purchase is expected to close on or about March 19, 1998. The Common Stock will be issued in a private placement exempt from registration under section 4(2) of the Securities Act of 1933, as amended.

    This Statement is first being mailed to the Company's stockholders on or about February 26, 1998.

INTERESTS OF CERTAIN PERSONS IN THE PURCHASE

    Investment partnerships (the "Investment Partnerships") formed at the direction of Kohlberg Kravis Roberts & Co. ("KKR") and certain members of senior management have executed a written consent dated February 5, 1998 (the "Stockholders Consent") to the Transaction. The Investment Partnerships currently own approximately 82.6% of the issued and outstanding Common Stock. KKR 1996 is also an investment partnership formed at the direction of KKR. After the consummation of the transaction the Investment Partnerships and KKR 1996 will own approximately 84.6% of the issued and outstanding shares of the Company's Common Stock.

    KKR Associates, L.P. ("KKR Associates") is the general partner and a number of institutional and other investors associated with KKR are the limited partners of the Investment Partnerships. KKR Associates is a New York limited partnership of which Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward H. Gilhuly, Perry Golkin, Clifton S. Robbins and Scott M. Stuart are the general partners and of which certain past and present employees of KKR and partnerships and trusts for the benefit of the families of such general partners and employees and a former partner of KKR are the limited partners.

    KKR 1996 is a limited partnership of which KKR Associates 1996 L.P. is the general partner and a number of institutional and other investors associated with KKR are the limited partners. KKR Associates 1996 L.P. is a limited partnership of which KKR 1996 GP LLC is the general partner and employees of KKR and partnerships and trusts for the benefit of the families of members of such general partner and a former partner of KKR are the limited partners. KKR 1996 GP LLC is a limited liability corporation of which Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward H. Gilhuly, Perry Golkin, Clifton S. Robbins and Scott M. Stuart are the members. Messrs. Kravis, Roberts, Tokarz and Golkin are directors of the Company.

BACKGROUND

    In March 1997 the Company attempted to raise common equity by filing a registration statement for 12,500,000 shares of newly issued common stock with the Securities and Exchange Commission. The filing of the registration statement caused a sharp decline in the market price of the Common Stock and the Company withdrew the registration statement.

    In December 1997 and January 1998, the Company and KKR met with Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Salomon Smith Barney, Inc. ("Salomon Smith Barney") to discuss the Company's various financing alternatives.

    In January 1998, representatives of KKR 1996 approached the Company regarding a potential investment. The Company encouraged KKR 1996 to make a proposal to the Company. In anticipation of receiving such proposal, on January 27, 1998, the Board of Directors established a Special Committee (the "Special Committee") comprised of the Board's independent director, Professor Meyer Feldberg, who was charged with receiving such proposal, negotiating with KKR and making a recommendation to the entire Board of Directors on whether to accept or reject the proposal. On January 28, 1998, the Special Committee retained Morgan Stanley as its investment bankers and Chadbourne & Parke LLP ("Chadbourne & Parke") as its legal counsel.

    KKR retained Salomon Smith Barney in connection with formulating its offer.

    In anticipation of receiving an offer from KKR, the Special Committee met with its legal counsel on January 28, 1998 and on February 2, 1998. At such later meeting, the Special Committee discussed the potential transaction with each of Morgan Stanley and the Company's management.

    On February 2, 1998, a representative of Salomon Smith Barney contacted a representative of Morgan Stanley in order to discuss pricing issues in connection with any proposal to be made by KKR. During such discussions Salomon Smith Barney indicated to Morgan Stanley that it estimated that the price at which the Company could raise equity in a registered public offering would be in the range of $10.93 to $11.29 per share of Common Stock, net to the Company, assuming an offering size of $200 million.

    On February 3, 1998, Salomon Smith Barney and Morgan Stanley continued their discussions. During the afternoon of February 3, 1998, Salomon Smith Barney indicated to Morgan Stanley that it believed KKR would not be willing to acquire Common Stock for a price which was greater than the price at which the Company could raise equity in a registered public offering. Morgan Stanley indicated to Salomon Smith Barney that Morgan Stanley was not in a position to recommend a transaction priced in that range to the Special Committee. At the end of the day on February 3, 1998, a representative of KKR 1996 contacted Professor Feldberg and made a formal proposal to acquire $200,000,000 worth of shares of Common Stock at a price of $11.75 per share, net to the Company in cash.

    On the morning of February 4, 1998, the Special Committee met with its financial and legal advisors to review the events since the last meeting of the Special Committee. Also at such meeting, the Special Committee authorized Morgan Stanley to communicate to KKR 1996's representatives that the Special Committee was unwilling to recommend that the Company's Board of Directors approve a transaction at the $11.75 proposed per share price. However, the Special Committee did authorize Morgan Stanley and Chadbourne & Parke to continue discussions with representatives of the Company and KKR 1996 regarding the financial and legal terms of any proposed transaction. These discussions with the Company continued throughout the day and into the morning of February 5, 1998. On the morning of February 5, 1998, the Special Committee again met with its financial and legal advisors to review the status of the ongoing discussions. On the afternoon of February 5, 1998, the Special Committee and KKR 1996 reached an agreement, subject to definitive documentation and the approval of the Company's Board of Directors, on a transaction whereby KKR 1996 would acquire $200,000,004 worth of shares of Common Stock at a price of $12.00 per share. The price of $12.00 per share was based on the prior seven-day average of $12.77 less a discount that reflected the fact that the Company would not have to take on certain risks and costs associated with making a stock offering to the public.

    At a meeting of the Special Committee and the Board of Directors which occurred late in the afternoon of February 5, 1998, the Special Committee received an oral opinion from Morgan Stanley, which opinion was subsequently delivered in writing, to the effect that, based upon and subject to the assumptions made, matters considered and limits of review set forth in such opinion, as of such date the consideration to be received by the Company pursuant to the Securities Purchase Agreement was fair, from a financial point of view, to the Company. The full text of Morgan Stanley's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations of the review undertaken, is attached as Annex I to this Statement and is incorporated herein by reference. Holders of Common Stock are urged to read such opinion in its entirety. The opinion of Morgan Stanley is addressed to the Special Committee and the Board of Directors of the Company, addresses only the fairness to the Company of the consideration to be received by the Company pursuant to the Securities Purchase Agreement from a financial point of view, and does not address any other aspect of the Securities Purchase Agreement or express any opinion as to the decision by the Company to enter into the Securities Purchase Agreement or as to the price at which the Common Stock will trade at any time, nor does it constitute an opinion or recommendation as to how any stockholder should vote. On February 5, 1998, after considering the advice of its investment bankers and counsel, the Special Committee recommended that the Board of Directors approve the Transaction. The Board of Directors approved the Transaction on February 5, 1998 and received an executed Stockholders Consent representing in excess of 80% of the shares of PRIMEDIA Common Stock issued and outstanding.

    In connection with the Transaction, the Company will indemnify KKR 1996 and give registration rights to KKR 1996 on substantially the same terms as the Company has indemnified and given registration rights to the Investment Partnerships in connection with their investments in the Company. The Company has also agreed to pay the expenses of 1996 Fund's counsel and investment banker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 31, 1997 by (i) each beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each of the Company's directors, (iii) the chief executive officer and the four highest compensated executive officers as of December 31, 1997 and (iv) all directors and executive officers of the Company as a group.

                                                                                           NUMBER OF
                                                                                            SHARES
                                                                                         BENEFICIALLY
NAME                                                                                       OWNED(1)      PERCENTAGE
---------------------------------------------------------------------------------------  -------------  -------------
KKR Associates(3)
 9 West 57th Street
 New York, New York 10019..............................................................    106,886,265         82.6%
William F. Reilly (2)(4)...............................................................      4,591,653          3.5
Charles G. McCurdy(2)(5)...............................................................      2,366,612          1.8
Beverly C. Chell(2)....................................................................      2,031,557          1.6
Jack L. Farnsworth(2)..................................................................        340,300        *
Henry R. Kravis (3)....................................................................       --             --
Meyer Feldberg.........................................................................          6,250        *
Perry Golkin(3)........................................................................          3,000        *
George R. Roberts(3)...................................................................       --             --
Michael T. Tokarz(3)...................................................................          5,000        *
All Directors and executive officers as a group (13 persons)...........................      9,612,942          7.0

------------------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Of the shares shown as owned, 3,042,960, 1,949,798, 1,622,484 and 266,800 for Messrs. Reilly and McCurdy, Ms. Chell, and Mr. Farnsworth, respectively, consist of options which were either exercisable on December 31, 1997 or become exercisable within 60 days thereafter.

(3) Shares of Common Stock shown as owned by KKR Associates are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P. and KKR Partners II, L.P., of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Messrs. Kravis, Roberts, Tokarz and Golkin (directors of PRIMEDIA) and Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Clifton S. Robbins and Scott M. Stuart, as the general partners of KKR Associates, may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates. Such persons disclaim beneficial ownership of such shares.

(4) Disclaims beneficial ownership of 200,000 of such shares.

(5) Disclaims beneficial ownership of 160,000 of such shares.

*   Less than one percent.

INCORPORATION BY REFERENCE

    The Company incorporates by reference the following documents filed by the Company with the Securities and Exchange Commission (the "Commission"):

    (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

    (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    (c) the Current Report on Form 8-K dated February 9, 1998.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Statement and prior to the consummation of the purchase made hereby shall be deemed to be incorporated by reference in this Statement and to be part of this Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Statement shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained in this Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

    Copies of the above documents (other than exhibits not specifically incorporated by reference into the text of such documents) may be obtained upon written or oral request without charge by each person to whom this Statement is delivered from PRIMEDIA at 745 Fifth Avenue, New York, New York 10151, 212-745-0615, Attention: Warren Bimblick, Vice President, Investor Relations.

RECORD DATE; RETURN OF CONSENTS

    The Board of Directors of the Company has fixed the close of business on February 19, 1998 as the Record Date for the determination of stockholders entitled to consent to the Transaction. At the Record Date, there were 130,283,909 shares of Common Stock issued and outstanding and entitled to consent to the Transaction. Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held of record by them at the Record Date.

    Consents are in the form attached as Annex II. Consents should be returned to the Bank of New York by the attached return envelope.

VOTE REQUIRED

    The affirmative consent of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is required for approval of the Transaction. The receipt by the Company of the Stockholders Consent on February 5, 1998 was sufficient to approve the Transaction.

                                          BEVERLY C. CHELL
                                          Vice-Chairman and
                                          Secretary

                                          February 26, 1998

                                    ANNEX I

    MORGAN STANLEY

                                                    MORGAN STANLEY & CO.
                                                    INCORPORATED
                                                    1585 BROADWAY
                                                    NEW YORK, NEW YORK 10036
                                                    (212) 761-4000

                                                                February 5, 1998

Special Committee of the Board of Directors

PRIMEDIA Inc.

745 Fifth Avenue

New York, NY 10151

Board of Directors

PRIMEDIA Inc.

745 Fifth Avenue

New York, NY 10151

Members of the Special Committee of the Board and Members of the Board:

    We understand that PRIMEDIA Inc. ("PRIMEDIA" or the "Company") and KKR 1996 Fund L.P. ("KKR 1996") propose to enter into a Securities Purchase Agreement substantially in the form of the draft dated February 5, 1998 (the "Securities Purchase Agreement"). Pursuant to the Securities Purchase Agreement, PRIMEDIA will sell to KKR 1996 16,666,667 shares of common stock, par value $.01 per share, of PRIMEDIA (the "Common Stock") at a price of $12.00 per share, for an aggregate purchase price of $200,000,004 (the "Sale"). The terms and conditions of the Sale are more fully set forth in the Securities Purchase Agreement.

    You have asked for our opinion as to whether the consideration to be received by the Company pursuant to the Securities Purchase Agreement is fair from a financial point of view to the Company.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of PRIMEDIA;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning PRIMEDIA prepared by the management of PRIMEDIA;

   (iii) analyzed certain financial projections prepared by the management of PRIMEDIA;

    (iv) discussed the past and current operations and financial condition and the prospects (including information related to certain strategic and financial benefits anticipated from the Sale) of PRIMEDIA with senior executives of PRIMEDIA;

    (v) analyzed the pro forma financial impact of the Sale, including the impact on PRIMEDIA's after tax cash flow per share and consolidated capitalization and financial ratios;

    (vi) reviewed the reported prices and trading activity for the Common Stock;

   (vii) compared the financial performance of PRIMEDIA and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain transactions that we considered relevant;

                                                   MORGAN STANLEY

    (ix) participated in discussions and negotiations among representatives of PRIMEDIA and KKR 1996 and their financial and legal advisors;

    (x) reviewed the draft Securities Purchase Agreement and certain related documents; and

    (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections (including information related to certain strategic and financial benefits anticipated from the Sale), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of PRIMEDIA. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. In addition, we have assumed that the Sale will be consummated in accordance with the terms set forth in the draft Securities Purchase Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    As you are aware, we were not authorized to solicit, and did not solicit, interest from any party with respect to the purchase of the shares of Common Stock to be sold pursuant to the Securities Purchase Agreement.

    We have acted as financial advisor to the Special Committee of the Board of Directors of PRIMEDIA in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing and advisory services for PRIMEDIA and for affiliates of KKR 1996 and have received fees for the rendering of these services. In addition, as you are aware, affiliates of Morgan Stanley, specifically Morgan Stanley Asset Management and its affiliates, currently own approximately 1.8% of the equity of PRIMEDIA on a fully-diluted basis.

    It is understood that this letter is for the information of the Special Committee of the Board of Directors of PRIMEDIA and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by PRIMEDIA with the Securities and Exchange Commission in connection with the Sale. In addition, this opinion does not in any manner address the prices at which the Common Stock will trade, and we express no opinion or recommendation as to how the holders of Common Stock should vote.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Company pursuant to the Securities Purchase Agreement is fair from a financial point of view to the Company.

                                          Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:  /s/ JEFFREY N. HOGAN
                                     --------------------------------------
                                     Jeffrey N. Hogan
                                     Principal

                                 PRIMEDIA INC.
                                  CONSENT FORM

    The undersigned stockholder votes

FOR / /    AGAINST / /    ABSTAIN / /

the sale of 16,666,667 shares of PRIMEDIA Inc.'s common stock, par value $.01 per share, to 1996 KKR Fund L.P. at a net purchase price to PRIMEDIA Inc. of $12.00 per share in cash to PRIMEDIA Inc. or an aggregate purchase price of $200,000,004.

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Print Name

                                          --------------------------------------
                                          --------------------------------------
                                          --------------------------------------
                                          Address

    Please return to The Bank of New York by the attached return envelope.